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                                                                   Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

STEELCASE, INC.
GRAND RAPIDS, MICHIGAN

   We consent to the incorporation by reference and use of our report dated March 16, 2001 relating to the consolidated financial statements of Steelcase Inc. included in the Company's Annual Report on Form 10-K for the year ended February 25, 2001 in the previously filed Registration Statements for the Company's Steelcase Inc. Deferred Compensation Plan (Registration No. 333-84689), Steelcase Inc. 401(k) Retirement Plan (Registration No. 333-84251), Steelcase Inc. Incentive Compensation Plan (Registration No. 333-46711) and Steelcase Inc. Employee Stock Purchase Plan (Registration No. 333-46713)

BDO SEIDMAN, LLP

Grand Rapids, Michigan
May 17, 2001